Distribution Agreement

Dated March 13 2013

Between Dussault Apparel

And JX Apparel Ltd (Formerly 0890438 B.C. Ltd)

Dussault Apparel here by grants the exclusive distribution rights the Deuce Custom Ink brand under the listed terms.

Territory

North America

Term 1

Three Years, beginning Aug 1 2010 ending July 31 2013

Option

Three Years Renewal option Aug 1 2013 ending July 31 2016

The term may be renewed on the same terms and conditions by written notice from JX Apparel Ltd formerly 0890438 B.C. Ltd with in 60 days from the expiry of the then current term. The renewal term will be 3 years and term will be renewable by JX Apparel Ltd, (formerly 0890438 B.C. Ltd) on the same terms and conditions as term 1.

Product

All Apparel and related accessories namely bags jewelry, belts headwear and footwear under the Deuce Custom Ink brand and Dussault brand that is facilitated, arranged, or produced by JX Apparel formerly 0890438 B.C. Ltd. JX Apparel Ltd will have first right of refusal on any or all other products that bear the Deuce brand name.

Royalty

JX Apparel will pay a royalty of 4% of gross sales to Dussault Apparel.

Payments

Reconciliations will be done monthly and submitted quarterly. Payments will also be submitted quarterly. Reconciliations and payments will be due 30 days from from the end of each period.

Costs

JX Apparel will be responsible for all product development costs and all other costs associated with production, selling, internal accounting and collections.

Trademark

It is assumed that the Deuce mark has been trademarked through out North America. If it has not then Dussault mark will apply in it's place.

Dussault Apparel
1885 Shore DR
South Pasadena, Florida
USA, 33707

Name Natalie Bannister

Title CEO

Signature ____________________

We have the authority to bind the corporation

JX Apparel Ltd
1904 888 Hamilton St
Vancouver, BC
Canada, V6B 5W4

Name Sam Pearlman

Title President

Signature ____________________

We have the authority to bind the corporation